UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2016

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Shares)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure.

This Form 8-K is being furnished as of July 25, 2016, to report the dismissal with prejudice of certain shareholder derivative claims. Target Corporation (the “Company”) has no liability with respect to these claims, other than a potential payment of attorneys’ fees, as may be determined by the United States District Court for the District of Minnesota (“Federal Court”) or the Hennepin County District Court, State of Minnesota (“State Court”).

Between January 21, 2014 and February 27, 2014, four shareholder derivative actions were filed against a number of current and former directors and officers of the Company in the Federal Court. The actions subsequently were consolidated under File No. 14-cv-00203 (“Federal Derivative Actions”). Plaintiffs filed a consolidated derivative complaint in the Federal Derivative Actions on July 18, 2014. The consolidated derivative complaint alleged that the defendants had breached their fiduciary duties to the Company, and wasted corporate assets, in connection with an intrusion by hackers into the Company’s point-of-sale systems that was announced by the Company on December 19, 2013 (the “2013 Data Breach”). The consolidated derivative complaint alleged that the defendant directors and officers failed to implement a system of internal controls to protect customers’ personal and financial information, failed to oversee the Company’s allegedly inadequate internal controls, and caused or permitted the Company to conceal the full scope of the 2013 Data Breach from customers and investors. As relief, the consolidated derivative complaint sought money damages in an unspecified amount, certain declaratory and injunctive relief, restitution, and an award of attorneys’ fees, costs, and expenses to plaintiffs’ counsel.

On or about February 6, 2014, another shareholder filed a derivative action in State Court, File No. 27-cv-14-1832 (“State Derivative Action”), against substantially the same defendants, alleging substantially the same claims, and seeking substantially the same relief as in the Federal Derivative Actions.

In response to the Federal Derivative Actions, to the State Derivative Action, and to shareholder demand letters involving similar allegations that had been received by the Company’s Board of Directors (“Board”), the Board on June 11, 2014 established a Special Litigation Committee (“SLC”) pursuant to Minnesota law. The SLC consisted of a retired Chief Justice of the Minnesota Supreme Court and a corporate law professor at the University of Minnesota Law School. By the June 11, 2014 Board resolution and a later resolution, the SLC was given complete power and authority to investigate the claims, allegations, and requests for relief made in the shareholder derivative actions and the shareholder demand letters, to analyze the rights and remedies of the Company, and to determine whether and to what extent the Company should pursue any claims against its current or former directors and officers relating to the 2013 Data Breach.

Over an approximately 21-month period, the SLC, represented by independent legal counsel of its own choosing and assisted by independent experts, conducted an exhaustive independent investigation.  On March 30, 2016, the SLC issued a report (“SLC Report”) to the Board. The SLC concluded that it would not be in the best interests of the Company to pursue any of the alleged derivative claims, and that the derivative actions and the alleged derivative claims should be dismissed.

Thereafter, on May 2, 2016, the SLC filed a motion in Federal Court to dismiss the Federal Derivative Actions with prejudice. In addition, the Company and defendants all filed their own motions to dismiss the Federal Derivative Actions based upon the SLC Report. Plaintiffs did not oppose the motions to dismiss.

On July 7, 2016, the Federal Court conducted a hearing on the motions to dismiss. By Order entered on July 7, 2016, the Federal Court granted the motions and ordered that the Federal Derivative Actions be dismissed with prejudice. The Order directed the Company to furnish this Form 8-K to the U.S. Securities and Exchange Commission (“SEC”) in order to provide notice of the dismissal of the Federal Derivative Actions to all Company shareholders and other interested parties, in accordance with Fed. R. Civ. P. 23.1. The dismissal will become final, and final judgment will be entered in favor of defendants, if no shareholder seeks to intervene in the Federal Derivative Actions within 30 days of the date of this Form 8-K.

On July 11, 2016, the SLC filed a motion in State Court to dismiss the State Derivative Action with prejudice. The parties also filed a stipulation providing for dismissal of the State Derivative Action upon approval of the State Court. By Order received on July 25, 2016, the State Court granted the motion and ordered that the State Derivative Action be dismissed with prejudice. The Order directed the Company to furnish this Form 8-K to the SEC in order to provide notice of the dismissal of the State Derivative Action to all Company shareholders and other interested parties, in accordance with Minn. R. Civ. P. 23.09. The dismissal will become final, and final judgment will be entered in favor of defendants, if no shareholder seeks to intervene in the State Derivative Action within 30 days of the date of this Form 8-K.

The Federal Court and the State Court each reserved jurisdiction to consider any application that plaintiffs’ counsel might choose to file seeking an award of attorneys’ fees, costs, and expenses from the Company in connection with the derivative actions. The Company will have the right and the opportunity to oppose such fee applications, if any are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGET CORPORATION

Date: July 25, 2016	/s/ Timothy R. Baer
Timothy R. Baer
Executive Vice President, Chief Legal Officer
and Corporate Secretary